                                                                      Exhibit 12

                         ARISTAR, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)




                                                        YEAR ENDED DECEMBER 31,
                             --------------------------------------------------------------------------------

  (Dollars in Thousands)           1994               1993              1992              1991           1990
                                   ----               ----              ----              ----           ----
  Income from operations
    before income taxes
   and cumulative effect
   of a change in
   accounting principle        $ 91,592           $ 79,683          $ 75,728          $ 63,430       $ 37,480
                               --------           --------          --------          --------       --------


  Fixed charges:
   Interest and debt
   expense on all
   indebtedness                $ 87,074             86,385            89,005            80,261         92,154

  Appropriate portion
   of rentals (33%)               2,537              2,825             2,358             2,157          2,062
                               --------           --------          --------          --------       --------



  Total fixed charges            89,611             89,210            91,363            82,418         94,216
                               --------           --------          --------          --------       --------

  Earnings available for
   fixed charges               $181,203           $168,893          $167,091          $145,848       $131,696
                               --------           --------          --------          --------       --------
  Ratio of earnings to
   fixed charges                   2.02               1.89              1.83              1.77           1.40
                               ========           ========          ========          ========       ========